                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 8-K/A
                                (AMENDMENT NO. 1)

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                       Securities and Exchange Act of 1934


        Date of Report (Date of earliest event reported): March 16, 1999



                       APPLIED ANALYTICAL INDUSTRIES, INC.
             (Exact name of Registrant as specified in its charter)


           DELAWARE                   0-21185                     04-2687849
(State or other jurisdiction of  (Commission File Number)     (I.R.S. employer
 incorporation or organization)                              identification no.)


                     5051 NEW CENTRE DRIVE, WILMINGTON, NC          28403
                    (Address of principal executive office)       (Zip code)





                                 (910) 392-1606
              (Registrant's telephone number, including area code)





                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)

         This amendment on Form 8-K/A amends the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on March 31, 1999, to report the Registrant's acquisition of Medical & Technical Research
Associates, Inc. ("MTRA").

Item 7 is hereby amended and restated as follows:

ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS

                                                                             Page No.
                                                                             --------

(a)      Financial Statements of MTRA

1)       Financial Statements of MTRA for the
         year ended December 31, 1998

         a.       Report of Independent Auditors                                 4

         b.       Balance Sheet as of December 31, 1998                          5

         c.       Statement of Operations for the year ended
                  December 31, 1998                                              7

         d.       Statement of Stockholders' Equity for the
                  year ended December 31, 1998                                   8

         e.       Statement of Cash Flows for the year ended
                  December 31, 1998                                              9

         f.       Notes to Financial Statements                                 10

2)       Financial Statements of MTRA for the
         years ended December 31, 1997 and 1996

         a.       Independent Auditors' Report                                  22

         b.       Balance Sheets as of December 31, 1997 and 1996               23

         c.       Statements of Operations for the years ended
                  December 31, 1997 and 1996                                    24

         d.       Statements of Stockholders' Equity for the years
                  ended December 31, 1997 and 1996                              25

         e.       Statements of Cash Flows for the years ended
                  December 31, 1997 and 1996                                    26

         f.       Notes to Financial Statements                                 27

(b)      Pro Forma Financial Information

1) Unaudited Pro Forma Combined Condensed Financial Statements of the Company and MTRA

         a.       Introduction to the Unaudited Pro Forma Combined
                  Condensed Financial Data                                      38

         b.       Unaudited Pro Forma Combined Condensed Balance Sheet
                  as of December 31, 1998                                       39

         c.       Unaudited Pro Forma Combined Condensed Statements of
                  Operations for the year ended December 31, 1998               40

         d.       Unaudited Pro Forma Combined Condensed Statements of
                  Operations for the year ended December 31, 1997               41

         e.       Unaudited Pro Forma Combined Condensed Statements of
                  Operations for the year ended December 31, 1996               42

         f.       Notes to the Unaudited Pro Forma Combined Condensed
                  Balance Sheet as of December 31, 1998 and Statements
                  of Operations for the years ended December 31, 1998,
                  1997 and 1996                                                 43



(c)      Exhibits

         Exhibit No.       Exhibit
         -----------       -------

         Exhibit 2.1*      Agreement and Plan of Merger between Applied Analytical Industries, Inc.,
                           Medical and Technical Research Associates, Inc. and Wilmington Acquisition
                           Corp. dated as of February 12, 1999 (incorporated by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed with the Securities and
                           Exchange Commission on March 31, 1999)

         Exhibit 23.1      Consent of Ernst & Young LLP

         Exhibit 23.2      Consent of Rogers, Suleski & Associates, LLC

------------------------------------------------------------------------------------------------------------------------------------

* Schedules and exhibits to the document have been omitted and will be supplementary provided to the Securities and Exchange Commission upon request.

                         Report of Independent Auditors


Board of Directors and Stockholders
Medical & Technical Research Associates, Inc.

We have audited the accompanying balance sheet of Medical & Technical Research Associates, Inc. (the "Company") as of December 31, 1998 and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medical & Technical Research Associates, Inc. at December 31, 1998 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


                                                    /s/ Ernst & Young LLP
Raleigh, North Carolina
March 12, 1999

                  Medical & Technical Research Associates, Inc.

                                  Balance Sheet

                                December 31, 1998

ASSETS
Current assets:
   Cash and cash equivalents                                         $ 1,496,524
   Accounts receivable, net                                            4,007,607
   Deferred income tax benefits                                        1,568,500
   Prepaid expenses and other                                            971,942
                                                                     -----------
Total current assets                                                   8,044,573

Property and equipment, net                                            1,202,502

Other noncurrent assets:
   Loans and advances to stockholders and related parties                707,796
   Deferred income tax benefits                                           73,000
   Other                                                                 222,854
                                                                     -----------
                                                                       1,003,650

                                                                     -----------
Total assets                                                         $10,250,725
                                                                     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                                       $ 1,674,841
   Accrued expenses                                                                         1,455,933
   Unearned contract revenue                                                                3,090,671
   Current portion of long-term debt and capital lease obligations                            410,756
                                                                                          -----------
Total current liabilities                                                                   6,632,201

Long-term debt and capital lease obligations, less current portion                          1,443,600

Stockholders' equity:
   Common stock, no par value; 1,400,000 shares authorized; 815,751
     issued and outstanding at December 31, 1998                                              883,498
   Retained earnings                                                                        1,291,426
                                                                                          -----------
Total stockholders' equity                                                                  2,174,924
                                                                                          -----------
Total liabilities and stockholders' equity                                                $10,250,725
                                                                                          ===========




See accompanying notes

                  Medical & Technical Research Associates, Inc.

                             Statement of Operations

                          Year ended December 31, 1998

Revenues:
   Contract revenues                                               $ 22,171,955
   Reimbursed costs                                                  (4,308,767)
                                                                   ------------
Net revenues                                                         17,863,188

Direct costs:
   Salaries and labor                                                 6,744,656
   Other direct costs                                                 4,062,778
                                                                   ------------
   Total direct costs                                                10,807,434
                                                                   ------------
Gross margin                                                          7,055,754

Operating expenses:
   Selling, general & administrative                                  5,151,994
   Depreciation                                                         435,758
                                                                   ------------
Total operating expenses                                              5,587,752
                                                                   ------------
Income from operations                                                1,468,002

Other income (expense):
   Interest expense                                                     (26,064)
   Other income, net                                                    176,906
   Loss on sale of assets                                               (83,769)
                                                                   ------------
Total other income                                                       67,073
                                                                   ------------
Income before income taxes                                            1,535,075
Income tax expense                                                      697,500
                                                                   ------------
Net income                                                         $    837,575
                                                                   ============


See accompanying notes.

                  Medical & Technical Research Associates, Inc.

                        Statement of Stockholders' Equity


                                                                                             TOTAL
                                                  COMMON STOCK             RETAINED      STOCKHOLDERS'
                                              SHARES        AMOUNT         EARNINGS         EQUITY
                                             --------------------------------------------------------

Balance at December 31, 1997                 800,800       $872,883       $  453,851       $1,326,734
  Net income                                      --             --          837,575          837,575
  Exercise of stock options                   14,951         10,615               --           10,615
                                             --------------------------------------------------------
Balance at December 31, 1998                 815,751       $883,498       $1,291,426       $2,174,924
                                             ========================================================



See accompanying notes.

                  Medical & Technical Research Associates, Inc.

                             Statement of Cash Flows

                          Year ended December 31, 1998

OPERATING ACTIVITIES
Net income                                                                          $   837,575
Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization                                                        435,758
   Loss on sale and disposal of assets                                                   83,769
   Changes in operating assets and liabilities:
     Deferred income taxes                                                              688,500
     Accounts receivable                                                             (2,257,878)
     Prepaid expenses and other                                                        (465,601)
     Other noncurrent assets                                                             20,842
     Accounts payable                                                                   599,955
     Accrued expenses                                                                   356,015
     Accrued expenses of discontinued operations                                       (318,864)
     Unearned contract revenue                                                        1,251,676
                                                                                    -----------
Net cash provided by operating activities                                             1,231,747

INVESTING ACTIVITIES
Purchases of property and equipment                                                    (488,658)
Decrease in loans and advances to stockholders and related parties                       33,067
                                                                                    -----------
Net cash used in investing activities                                                  (455,591)

FINANCING ACTIVITIES
Proceeds from long-term debt                                                          1,763,958
Payments made on long-term debt                                                      (2,197,562)
Repayments of capital leases                                                            (74,129)
Proceeds from exercise of stock options                                                  10,615
                                                                                    -----------
Net cash used by financing activities                                                  (497,118)
                                                                                    -----------

Net increase in cash and cash equivalents                                               279,038
Cash and cash equivalents, beginning of year                                          1,217,486
                                                                                    -----------
Cash and cash equivalents, end of year                                              $ 1,496,524
                                                                                    ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid                                                                       $   202,918
                                                                                    ===========
Income taxes paid                                                                   $     6,977
                                                                                    ===========



See accompanying notes.

                  Medical & Technical Research Associates, Inc.

                          Notes to Financial Statements

                                December 31, 1998



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS

DESCRIPTION OF BUSINESS

Medical & Technical Research Associates, Inc. (the "Company") manages clinical trials involving new drug products on behalf of pharmaceutical, biotechnology and medical device companies.

REVENUE RECOGNITION

Revenue on long-term contracts is accounted for principally on an accrual basis, using the percentage-of-completion method, based upon work completed. The Company's exposure to credit loss is equal to the outstanding accounts receivable and unbilled services balance. Although the Company does not require collateral for unpaid balances, credit losses have consistently been within management's expectations. Certain contracts contain provisions for price redetermination for cost overruns. Such redetermined amounts are included in service revenue when realization is assured and the amounts can be reasonably determined. In the period in which it is determined that a loss will result from the performance of a contract, the entire amount of the estimated ultimate loss is charged against income.

UNBILLED SERVICES AND UNEARNED INCOME

In general, prerequisites for billings are established by contractual provisions including predetermined payment schedules, the achievement of contract milestones or submission of appropriate billing detail. Unbilled services arise when services have been rendered but clients have not been billed. Similarly, unearned income represents prebillings for services that have not yet been rendered.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from such estimates and changes in such estimates may affect amounts reported in future periods.

                  Medical & Technical Research Associates, Inc.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS (CONTINUED)

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash, money market accounts and short-term investments with original maturity dates of three months or less.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost, net of accumulated depreciation and amortization. Depreciation for furniture and equipment and motor vehicles is computed using the straight-line method over the estimated useful lives of the assets ranging from five to seven years. Leasehold improvements are amortized on a straight-line basis over the term of the estimated useful life of the asset or the remaining lease term, whichever is less.

Property and equipment consists of the following as of December 31, 1998:

    Furniture and equipment                                      $ 3,843,671
    Leasehold improvements                                           343,500
    Motor vehicles                                                    82,690
                                                                 -----------
                                                                   4,269,861
    Less accumulated depreciation and amortization                (3,067,359)
                                                                 -----------
                                                                 $ 1,202,502
                                                                 ===========

Depreciation expense, including amortization of equipment under capital leases, was $435,758 for the year ended December 31, 1998.

ADVERTISING EXPENSE

The Company expenses advertising costs as incurred. The company recognized advertising expense of $143,035 for the year ended December 31, 1998.

                  Medical & Technical Research Associates, Inc.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS (CONTINUED)

INCOME TAXES

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109). Under SFAS 109, the liability method is used in accounting for income taxes and deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities.

STOCK-BASED COMPENSATION

The Company currently accounts for its stock-based compensation plans using the accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Since the Company is not required to adopt the fair value based recognition provisions prescribed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," it has elected only to comply with the disclosure requirements set forth in the Statement, which include disclosing pro forma net income as if the fair value based method of accounting had been applied. Under APB 25, because the exercise price of the Company's stock options is not less than the estimated fair value of the underlying stock on the date of the grant, no compensation expense is recognized.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, debt and other liabilities approximate fair value at December 31, 1998.

EFFECTS OF NEW ACCOUNTING STANDARDS

In 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", which are both effective for fiscal years beginning after December 15, 1997. SFAS No. 130 addresses reporting amounts of other comprehensive income and SFAS No. 131 addresses reporting segment information. As of January 1, 1998, the Company implemented SFAS No.
130. There are no material differences between net income and comprehensive income as defined by SFAS 130 for the periods presented. SFAS 131 uses a management approach to report financial and descriptive information about a Company's operating segments. Operating segments are revenue-producing components of the enterprise for

                  Medical & Technical Research Associates, Inc.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS (CONTINUED)

which separate financial information is produced internally for the Company's management. Under this definition, the Company operated, for the year ended December 31, 1998, as a single segment.

In 1998, the Financial Accounting Standards Board issued SFAS No. 132, "Employers Disclosures about Pensions and Other Postretirement Benefits" and SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Company does not expect any significant additional disclosure requirements or other financial statement impacts to result from the adoption of these statements.

2. ACCOUNTS RECEIVABLE

Accounts receivable consist of the following at December 31, 1998:

   Earnings in excess of billings on long-term contracts               $   165,441
   Unpaid billings on contracts                                          3,906,958
   Allowance for doubtful accounts                                         (64,792)
                                                                       -----------
     Accounts receivable, net                                          $ 4,007,607
                                                                       ===========

3. LOANS AND ADVANCES TO STOCKHOLDERS AND RELATED PARTIES

Loans and advances to stockholders represent unsecured amounts advanced to stockholders and related parties. The stockholder's loan that represents the majority of the outstanding balance is pledged as security for the Company's primary bank note payable (see Note 5). The stockholder's note provides for quarterly payments of interest at 9% per annum on the unpaid principal balance and principal in the amount of $6,021, so long as the terms of this note, as well as the terms of the Company's agreement with the bank, are not in default. In the event of default, principal payments under the note would be accelerated with the payments made directly to the bank as partial settlement of the Company's indebtedness to the bank. Any outstanding principal balance and accrued interest and costs are due in full on April 30, 2000.

                  Medical & Technical Research Associates, Inc.

4. LINE OF CREDIT

During 1998, the Company entered into an agreement with a bank for a line of credit facility. The line of credit provides for a maximum borrowing limit of $750,000 at an interest rate of prime (7.75% at December 31, 1998) plus 1.25% and is secured the Company's accounts receivable. The agreement expires on December 15, 2000. There were no borrowings on the line of credit during 1998.

5. LONG-TERM DEBT

Long-term debt consists of the following at December 31, 1998:

Note payable, bank, bearing interest at 7.64% per annum, secured by the
  Company's accounts receivable, due in monthly payments of $27,250 plus interest, with all remaining principal due in full on December 15,
  2000.                                                                                      $1,635,000
Term notes payable to sublessor and bank, bearing interest at rates ranging from 8.7% to 10.5%, partially secured by equipment, due in
  monthly payments of principal and interest through April 2003                                 180,450
                                                                                             ----------
Total long-term debt                                                                          1,815,450
Less current portion                                                                            378,979
                                                                                             ----------
Long-term debt, less current portion                                                         $1,436,471
                                                                                             ==========


Future principal maturities of long-term debt are as follows for the years ended December 31:

      1999                                                                                   $  378,979
      2000                                                                                    1,364,672
      2001                                                                                       59,528
      2002                                                                                       12,271
                                                                                             ----------
                                                                                             $1,815,450
                                                                                             ==========

                  Medical & Technical Research Associates, Inc.

6. LEASES

The Company leases its facilities and certain equipment under various operating and capital lease agreements expiring at various dates through 2002. The Company's annual future minimum payments required and annual minimum sublease payments to be received under these leases are as follows for the years ended December 31:

                                                        OPERATING
                                                 LEASE            SUBLEASE
                                                EXPENSE            INCOME         CAPITAL
                                              -------------------------------------------

1999                                          $   981,428        $(267,500)       $33,236
2000                                              967,350          (97,500)         7,210
2001                                              123,765          (24,375)            --
2002                                               23,095               --             --
                                              -------------------------------------------
Total minimum lease payments                  $ 2,095,638        $(398,972)        40,446
                                              ============================
Less amount representing interest                                                   1,540
                                                                                  -------
Present value of minimum lease payments                                            38,906
Less current portion                                                              (31,777)
                                                                                  -------
                                                                                  $ 7,129
                                                                                  =======

On October 15, 1997, the Company entered into a sublease arrangement through September 2002 for new space in Natick, Massachusetts for its headquarters operations. The sublease provides for the Company to share in certain annual operating cost increases measured from the sublessor's 1997 actual costs. In addition, the sublessor has agreed not to execute an early termination option on December 31, 2000, unless so requested by the Company. The Company has various lease obligations and offsetting sublease arrangements for its previous headquarters location.

Rental expense under all operating leases was approximately $793,622, net of sub-rental income of $238,854 for the year ended December 31, 1998.

                  Medical & Technical Research Associates, Inc.

6. LEASES (CONTINUED)

Equipment and property includes the following amounts for capital leases as of December 31, 1998:

  Equipment                                           $ 221,007
  Accumulated amortization                              (75,404)
                                                      ---------
                                                      $ 145,603
                                                      =========

7. INCOME TAXES

Total income tax expense for the year ended December 31, 1998, is comprised of the following amounts:

  Current:
    Federal                                           $     --
    State                                                9,000
                                                      --------
                                                         9,000
                                                      --------
  Deferred:
    Federal                                            536,600
    State                                              151,900
                                                      --------
                                                       688,500
                                                      --------
                                                      $697,500
                                                      ========


The reconciliation of the statutory rate to the effective tax rate is as follows:

                                                    RATE             AMOUNT
                                                  --------------------------

Federal tax at statutory rate                           35%         $536,600
State tax at statutory rate                             10%          160,900
                                                  --------          --------
                                                        45%         $697,500
                                                  ========          ========

                  Medical & Technical Research Associates, Inc.

7.  INCOME TAXES (CONTINUED)

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities consisted of the following at December 31, 1998:

   Deferred tax assets:
      Net operating loss carryforwards                                             $1,228,248
      Compensated absences, principally due to accrual for financial
        reporting purposes                                                            165,218
      Unearned revenue, recognized for tax purposes                                    91,024
      Other loss reserves                                                             190,255
      Other                                                                             8,354
                                                                                   ----------
   Total deferred tax assets                                                        1,683,098

   Deferred tax liabilities:
      Property and equipment, principally due to differences in
        depreciation                                                                   41,598
                                                                                   ----------
   Net deferred tax asset                                                          $1,641,500
                                                                                   ==========

As of December 31, 1998, the Company had approximately $2.3 million of Federal operating loss carryforwards available to offset future Federal taxable income and $4.5 million of Massachusetts operating loss carryforwards available to offset future Massachusetts taxable income. The Federal carryforwards expire in 2012. Of the Massachusetts carryforwards, $600,000 expire in 2000 and $3.9 million expire in 2002.

                  Medical & Technical Research Associates, Inc.

8. EMPLOYEE BENEFIT PLANS

The Company maintains a deferred contribution 401(k) plan (the "Plan") for its employees. To be eligible to participate, an employee must be 21 years of age and have completed one year of service with at least 1,000 hours. Under the Plan, the Company matches 100% of the first 2% of employee salary deferrals, 50% of the next 2% and may make additional discretionary contributions of up to an additional 2% of employee salary deferrals. Company contributions under the Plan for the year ended December 31, 1998 was $332,247.

9. CONTINGENCIES

Environmental inspections on land sold by the Company during 1997 disclosed the presence of gasoline in the soil. The Company maintained an escrow account of approximately $111,000 and had a reserve of $175,000 at December 31, 1998, to cover potential remediation costs. The reserve for potential remediation costs is classified as accrued expenses in the accompanying balance sheets. Management believes that the amounts will be sufficient to obtain a level of either No Significant Risk or Downgradient Property Status, each as defined by the Massachusetts Contingency Plan. In addition, the Company has filed suit against the prior environmental site engineer seeking reimbursement for costs and damages related to this matter. Management believes that the Company has sufficient basis to prevail in this action. Due to uncertainties as to when remediation costs will be incurred, the liability has not been calculated on a discounted basis.

The Company is involved in various legal proceedings arising out of, and incidental to, its business. Based on its review with outside counsel, management does not anticipate that any losses incurred as a result of these legal proceedings would have a materially adverse effect on the Company's financial position, results of operations or cash flows.

                  Medical & Technical Research Associates, Inc.

10. DISPOSITION OF ASSETS

On February 28, 1997, the Company completed its sale of the remaining assets from its discontinued clinical pharmacology unit. During 1998, the Company refinanced the outstanding debt related to this disposition as part of a broader corporate debt restructuring. As a result, all remaining accruals were reduced to zero as of the date of the refinancing and netted against the loss on sale of assets in the 1998 statement of operations.

11. CONCENTRATIONS

The Company maintained cash account balances in excess of FDIC limits with two financial institutions at December 31, 1998. Based on the size, financial strength and historic performance of the institution, management believes that risk of loss is very minimal. Two customers accounted for 20% and 17% of 1998 net revenues, respectively.

12. STOCK OPTION PLAN

During 1996, the Company adopted the 1996 Incentive and Non-Qualified Stock Option Plan (the "Option Plan") which permits issuance of 599,200 shares of common stock to key employees, directors and suppliers. Under the terms of the Option Plan, options granted may be either incentive or non-qualified stock options, and are issued at market value as of the date of the grant. The options vest over periods ranging from the date of grant to thirty-six months, and expire on the tenth anniversary of the date of grant.

Following is a summary of 1998 stock option activity:

                                                                                   SHARES
                                                                                  --------

    Outstanding options, December 31, 1997                                         550,200
       Forfeited options                                                            (8,749)
       Exercised options                                                           (14,951)
                                                                                  --------
    Outstanding options, December 31, 1998                                         526,500
                                                                                  ========

                  Medical & Technical Research Associates, Inc.

12. STOCK OPTION PLAN (CONTINUED)

The Company elected to account for the Option Plan under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for the stock options. Had compensation expense for the Option Plan been determined based on the fair value of the options at the grant date, consistent with the methodology prescribed under Statement of Financial Standards No. 123, "Accounting for Stock-Based Compensation," the Company's net income would have been decreased by approximately $1,700 for 1998. The fair value of options granted was estimated using a minimum value option pricing model with the following weighted average assumptions:

              Risk free interest rate                                             6.42%
              Expected option lives                                           10 years
              Expected dividends                                                  none

The following summarizes outstanding options as of December 31, 1998:

Weighted average exercise price                                                   $.71
Weighted average remaining contractual life                                  7.4 years
Options exercisable                                                            519,500

13. SUBSEQUENT EVENTS

On March 16, 1999, the Company merged with Applied Analytical Industries, Inc. ("AAI") and exchanged all of its outstanding common stock and options for approximately 1.3 million shares of stock, including conversion of the Company's options. AAI is a multinational provider of contract research services with its principal offices in the United States and Germany. The merger will be accounted for as a pooling-of-interests in accordance with Accounting Principles Board No. 16, "Business Combinations."

                  Medical & Technical Research Associates, Inc.

14. YEAR 2000 ISSUE (UNAUDITED)

Many existing computer systems and applications, and other control devices, use only two digits to identify a year in the date field, without considering the impact of the upcoming changes in the century. As a result, such systems and applications could fail or create erroneous results unless corrected so that they can process data related to the year 2000. The Company relies on its systems, applications and devices in operating and monitoring all major aspects of its business, including financial systems (such as general ledger, accounts payable and payroll modules), customer services, infrastructure, embedded computer chips, networks and telecommunications equipment. The Company also relies, directly and indirectly, on external systems of business enterprises such as customers, suppliers, creditors, financial organizations, and of governmental entities, for accurate exchange of data. The Company's current estimate is that the costs associated with the year 2000 issue, and the consequences of incomplete or untimely resolution of the year 2000 issue, will not have a material adverse effect on the combined result of operations or combined financial position of the Company in any given year. However, despite the Company's efforts to address the year 2000 impact on its internal systems, the Company has not fully identified such impact or whether it can resolve it without disruption of its business and without incurring significant expense. In addition, even if the internal systems of the Company are not materially affected by the year 2000 issue, the Company could be affected through disruption in the operation of the enterprises with which the Company interacts.

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Medical & Technical Research Associates, Inc.


We have audited the accompanying balance sheets of Medical & Technical Research Associates, Inc. as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medical & Technical Research Associates, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.


/s/  ROGERS, SULESKI & ASSOCIATES, LLC


Needham Heights, Massachusetts
February 20, 1998

                  MEDICAL & TECHNICAL RESEARCH ASSOCIATES, INC.
                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 1997 AND 1996

                                                                                     1997                  1996
                                                                                     ----                  ----

ASSETS

Current assets:
     Cash and cash equivalents                                                    $1,217,486          $  2,260,701
     Accounts receivable, net                                                      2,047,785             2,355,602
     Income tax receivable                                                                --               240,000
     Assets of discontinued operations held for sale                                      --             1,828,818
     Deferred income tax benefits                                                    994,000               326,250
     Prepaid expenses and other assets                                               506,341               507,375
                                                                                  ----------          ------------
         Total current assets                                                      4,765,612             7,518,746

Property and equipment, net                                                        1,233,371             1,576,819
Loans and advances to stockholders & related parties                                 740,863               740,535
Deferred income tax benefits                                                       1,336,000             1,527,313
Other assets                                                                         243,696               117,315
                                                                                  ----------          ------------

         TOTAL ASSETS                                                             $8,319,542          $ 11,480,728
                                                                                  ==========          ============


LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
     Current portion of long-term debt                                            $  395,422          $  2,124,203
     Notes payable                                                                        --                87,000
     Accounts payable                                                              1,074,886             1,817,962
     Accrued expenses                                                              1,096,358               756,328
     Accrued income taxes                                                              3,560                21,099
     Accrued expenses of discontinued operations                                     171,976               361,078
     Unearned contract revenue                                                     2,137,051             3,820,633
                                                                                  ----------          ------------
         Total current liabilities                                                 4,879,253             8,988,303

Long-term debt, less current portion                                               1,966,667             2,221,479
Accrued expenses of discontinued operations - noncurrent                             146,888               187,316
                                                                                  ----------          ------------

     Total liabilities                                                             6,992,808            11,397,098
                                                                                  ----------          ------------

Contingencies

Stockholders' equity:
     Common stock, no par value. Authorized 1.4 million
         shares;  800,800 shares issued and outstanding                              872,883               872,883
     Retained earnings                                                               453,851              (789,253)
                                                                                  ----------          ------------
         Total stockholders' equity                                                1,326,734                83,630
                                                                                  ----------          ------------

                  TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                        $8,319,542          $ 11,480,728
                                                                                  ==========          ============


                 See Accompanying Notes to Financial Statements

                  MEDICAL & TECHNICAL RESEARCH ASSOCIATES, INC.
                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                                        1997                   1996
                                                                                        ----                   ----

REVENUES:
     Contract revenues                                                              $ 18,841,599           $ 18,359,253
     Reimbursed costs                                                                 (4,136,518)            (6,793,372)
                                                                                    ------------           ------------
         NET REVENUES                                                                 14,705,081             11,565,881
                                                                                    ------------           ------------

DIRECT COSTS:
     Salaries and labor                                                                5,543,583              4,122,173
     Other direct costs                                                                3,404,006              3,231,476
                                                                                    ------------           ------------
         TOTAL DIRECT COSTS                                                            8,947,589              7,353,649
                                                                                    ------------           ------------

GROSS MARGIN                                                                           5,757,492              4,212,232
                                                                                    ------------           ------------

OPERATING EXPENSES:
     Selling, general & administrative                                                 3,927,097              3,461,212
     Depreciation                                                                        378,970                388,318
     Relocation costs                                                                    648,705                     --
                                                                                    ------------           ------------
         TOTAL OPERATING EXPENSES                                                      4,954,772              3,849,530
                                                                                    ------------           ------------

INCOME FROM OPERATIONS                                                                   802,720                362,702

OTHER EXPENSE (INCOME):
     Interest expense                                                                     78,694                 72,765
     Other expense (income), net                                                         (80,641)               (67,799)
                                                                                    ------------           ------------

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES                                    804,667                357,736

Income tax expense (benefit)                                                             194,069               (328,809)
                                                                                    ------------           ------------

INCOME FROM CONTINUING OPERATIONS                                                        610,598                686,545

Discontinued operations:
     Estimated gain on disposal of clinical pharmacology
     unit, including provisions for operating losses during
     phase out period, net of applicable income tax benefits                             632,506              1,523,985
                                                                                    ------------           ------------

NET INCOME                                                                          $  1,243,104           $  2,210,530
                                                                                    ============           ============


                 See Accompanying Notes to Financial Statements

                  MEDICAL & TECHNICAL RESEARCH ASSOCIATES, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


                                                    COMMON STOCK                                  TOTAL
                                                    ------------             RETAINED          STOCKHOLDERS'
                                               SHARES         AMOUNT         EARNINGS             EQUITY
                                               -------       --------       -----------       -------------

BALANCE AT DECEMBER 31, 1995                   800,800       $872,883       $(2,999,783)       $(2,126,900)

     Net income                                     --             --         2,210,530          2,210,530
                                               -------       --------       -----------        -----------

BALANCE AT DECEMBER 31, 1996                   800,800       $872,883       $  (789,253)       $    83,630

     Net income                                     --             --         1,243,104          1,243,104
                                               -------       --------       -----------        -----------

BALANCE AT DECEMBER 31, 1997                   800,800       $872,883       $   453,851        $ 1,326,734
                                               =======       ========       ===========        ===========



                 See Accompanying Notes to Financial Statements

                  MEDICAL & TECHNICAL RESEARCH ASSOCIATES, INC.
                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                                              1997               1996
                                                                                              ----               ----

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                                           $ 1,243,104        $ 2,210,530
     Adjustments to reconcile net income to net cash
        provided (used) by operating activities:
             Depreciation expense                                                             674,287            388,318
             Gain on sale and disposal of assets                                              (48,364)           (12,422)
             Deferred income taxes                                                           (476,437)        (1,853,563)
             Decrease in accounts receivable                                                  307,817            965,968
             (Increase) decrease in income tax receivable                                     240,000           (240,000)
             (Increase) decrease in prepaid expenses and other assets                           1,034           (175,543)
             Decrease in accounts payable                                                    (743,076)          (651,884)
             Increase (decrease) in accrued expenses                                          327,139           (332,203)
             Decrease in accrued income taxes                                                 (17,539)          (151,605)
             Decrease in accrued expenses of discontinued operations                         (229,530)          (442,759)
             Increase (decrease) in accrued pension and profit sharing                         12,892            (28,731)
             Increase (decrease) in unearned contract revenue                              (1,683,582)         2,694,989
                                                                                          -----------        -----------

                  Net cash provided (used) by operating activities                           (392,255)         2,371,095
                                                                                          -----------        -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of property and equipment                                                     (470,157)          (497,978)
     Proceeds from sale of assets                                                           2,016,500             48,004
     Net increase in loans and advances to stockholders                                          (328)            (1,681)
     Increase in other assets                                                                (126,382)           (42,605)
                                                                                          -----------        -----------

                  Net cash provided (used) by investing activities                          1,419,633           (494,260)
                                                                                          -----------        -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Increase (decrease) in note payable, net                                                 (87,000)            87,000
     Borrowings under term notes                                                              126,855                 --
     Payments made on term notes                                                               (4,778)                --
     Payments made on long-term debt                                                       (2,014,015)          (220,000)
     Borrowings under capital leases                                                               --            257,555
     Repayments of capital leases                                                             (91,655)           (52,865)
                                                                                          -----------        -----------

                  Net cash provided (used) by financing activities                         (2,070,593)            71,690
                                                                                          -----------        -----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                       (1,043,215)         1,948,525

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                                2,260,701            312,176
                                                                                          -----------        -----------

CASH AND CASH EQUIVALENTS, END OF YEAR                                                    $ 1,217,486        $ 2,260,701
                                                                                          ===========        ===========


                 See Accompanying Notes to Financial Statements

                  MEDICAL & TECHNICAL RESEARCH ASSOCIATES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


1.       THE COMPANY

         Medical & Technical Research Associates, Inc. (the Company) manages clinical trials involving new drug products on behalf of pharmaceutical, biotechnology and medical device companies.


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         REVENUE RECOGNITION

         Revenue on long-term contracts is accounted for principally on an accrual basis, using the percentage-of-completion method, based upon work completed to date. Adjustments to contract cost estimates and contract revenue are made in the period in which the qualifying facts or conditions become known. Cash received in advance which has not been earned on contracts is reported as unearned contract revenue. Reimbursed costs comprise investigator fees and certain other contract costs which are reimbursed by clients. Accordingly, such reimbursed costs are deducted in determining net revenues.

         USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         CASH AND CASH EQUIVALENTS

         Cash and cash equivalents include cash, money market accounts and short-term investments with original maturity dates of three months or less.

         PROPERTY AND EQUIPMENT

         Equipment is stated at cost, net of accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, or over the terms of the related leases, if such periods are shorter. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any remaining gain or loss is reflected as income or expense. The cost of maintenance and repairs is charged to expense when incurred.

                  MEDICAL & TECHNICAL RESEARCH ASSOCIATES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

         INCOME TAXES

         The Company records income taxes under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (Statement 109). Statement 109 utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         ASSETS OF DISCONTINUED OPERATIONS HELD FOR SALE

         Assets of discontinued operations held for sale consist of property and equipment of the discontinued clinical pharmacology unit and are recorded at the lower of net book value or estimated fair value less anticipated selling costs.

         STOCK-BASED COMPENSATION

         The Company currently accounts for its stock-based compensation plans using the accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Since the Company is not required to adopt the fair value based recognition provisions prescribed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," it has elected only to comply with the disclosure requirements set forth in the Statement, which include disclosing pro forma net income as if the fair value based method of accounting had been applied.

         RECLASSIFICATIONS

         Certain prior period amounts have been reclassified to conform with current year presentation.


3.       ACCOUNTS RECEIVABLE

         Accounts receivable consist of the following at December 31:

                                                                                           1997                1996
                                                                                           ----                ----

              Earnings in excess of billings on long-term contracts                    $   718,249         $   941,534
              Unpaid billings on contracts                                               1,359,536           1,471,162
              Allowance for doubtful accounts                                              (30,000)            (57,094)
                                                                                       -----------         -----------

              Accounts receivable, net                                                 $ 2,047,785         $ 2,355,602
                                                                                       ===========         ===========

                  MEDICAL & TECHNICAL RESEARCH ASSOCIATES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


4.       LOANS AND ADVANCES TO STOCKHOLDERS AND RELATED PARTIES

         Loans and advances to stockholders and related parties represent unsecured amounts advanced to stockholders and related parties. The shareholder's loans that represent the majority of the outstanding balance are pledged as security for the Company's primary bank note payable. The shareholder's note provides for quarterly payments of interest and principal, with the principal portion deferred until maturity of the note in April 2000, so long as the terms of this note, as well as the terms of the Company's forbearance agreement with the bank, are not in default. In the event of default, principal payments under the note would be accelerated. The bank also retains the right under default provisions to have the shareholder make payments directly to the bank for application against the Company's note payable to the bank.


5.       PROPERTY AND EQUIPMENT

         Property and equipment consists of the following as of December 31:

                                                                            1997               1996
                                                                            ----               ----

              Furniture and equipment                                   $ 3,375,480        $ 2,920,626
              Leasehold improvements                                        655,185            794,007
              Motor vehicles                                                 82,690             82,690
                                                                        -----------        -----------
                                                                          4,113,355          3,797,323
              Less accumulated depreciation and amortization             (2,879,984)        (2,220,504)
                                                                        -----------        -----------

                                                                        $ 1,233,371        $ 1,576,819
                                                                        ===========        ===========

         Depreciation expense totaled $674,287 and $388,318 for the years ended December 31, 1997 and 1996, respectively.


6.       NOTES PAYABLE

         Notes payable consists of amounts outstanding under the line of credit facility that was terminated by the Company in July 1997. The maximum month-end borrowings during 1997 and 1996 were $87,000 and $267,000, respectively. Average month-end borrowings under this facility during 1997 and 1996 were $44,333 and $158,083, respectively. The weighted average interest rate during 1997 and 1996 was 12%.

                  MEDICAL & TECHNICAL RESEARCH ASSOCIATES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


7.       LONG-TERM DEBT

         Long-term debt consists of the following at December 31:

                                                                                     1997             1996
                                                                                     ----             ----

              Note payable, bank, bearing interest at 9.5% secured by
              all assets of the Company, due in monthly principal
              payments of $20,000, plus minimum principal repayments
              tied to quarterly net operating income, and interest with all
              remaining unpaid principal due in full on March 31, 1999            $2,126,977       $       --

              Mortgage payable to bank, bearing interest at prime plus
              1%, secured by real estate and certain notes receivable,
              due in monthly installments of $3,825 plus interest with all
              remaining unpaid principal due in full December 15, 1995                    --        4,140,992


              Term notes payable to sublessor and bank, bearing interest at rates ranging from 8.7% to 10.5%, partially secured by
              equipment, due in  monthly payments of principal and
              interest through November 2001                                         122,077               --

              Capitalized equipment leases (Note 8)                                  113,035          204,690
                                                                                  ----------       ----------

                  Total long-term debt                                             2,362,089        4,345,682

                  Less current portion                                               395,422        2,124,203
                                                                                  ----------       ----------

                     Long-term portion                                            $1,966,667       $2,221,479
                                                                                  ==========       ==========

                 Future maturities of long-term debt, excluding capital leases, are as follows:

         1998                                   $  322,128
         1999                                    1,875,511
         2000                                       28,054
         2001                                       23,361
                                                ----------
         Total                                  $2,249,054
                                                ==========

                  MEDICAL & TECHNICAL RESEARCH ASSOCIATES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


7.       LONG-TERM DEBT (continued)

         On February 28, 1997, the Company executed a note payable (the 1997
         Note) in an amount representing the shortfall of proceeds from the sale of its Brighton facility against related costs and the mortgage note payable then outstanding. The Company is permitted to pursue other sources of working capital financing secured by accounts receivable under a Forbearance Agreement related to the 1997 Note. In this Agreement, the bank agreed to release its priority interest in accounts receivable if it elects not to enter into a working capital financing arrangement with the same terms as received by the Company from a third party. Under the Agreement, the bank additionally forbore from exercising its various rights for a period ending on the earlier of the maturity date of the 1997 Note or the occurrence of a forbearance event of default.


8.       LEASES

         The Company leases its facilities and certain equipment under various operating and capital lease agreements expiring at various dates through 2002. At December 31, 1997, the Company's annual future minimum payments required under these leases are as follow:

                                                                                  Operating                  Capital
                                                                                  ----------                ---------

              1998                                                                $  710,760                $  80,697
              1999                                                                   910,344                   33,168
              2000                                                                   898,565                    5,150
              2001                                                                   779,184                       --
              2002                                                                   628,500                       --
                                                                                  ----------                ---------
              Total minimum lease payments                                        $3,927,353                  119,015
                                                                                  ==========
              Less amount representing interest                                                                (5,980)
                                                                                                            ---------
              Present value of minimum lease payments                                                       $ 113,035
                                                                                                            =========

         On October 15, 1997, the Company entered into a sublease arrangement through September 2002 for new space in Natick, Massachusetts for its headquarters operations. The sublease provides for the Company to share in certain annual operating cost increases measured from the sublessor's 1997 actual costs. In addition, the sublessor has agreed not to execute an early termination option on December 31, 2000, unless so requested by the Company. The Company has various lease obligations and offsetting sublease arrangements for its previous headquarters location.

         Rental expense under all operating leases was approximately $556,206 and $383,800, for the years ended December 31, 1997 and 1996, respectively. Equipment and accumulated depreciation for assets held under capital leases totaled $257,555 and $83,587, respectively for the years ended December 31, 1997.

                  MEDICAL & TECHNICAL RESEARCH ASSOCIATES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


9.       INCOME TAXES

         Total income tax expense (benefits) for the years ended December 31, 1997 and 1996 are comprised of the following amounts:

                                                                     1997                  1996
                                                                     ----                  ----

                           Current:
                                Federal                          $     8,082           $   (40,000)
                                State                                 10,422              (175,539)
                                                                 -----------           -----------
                                                                      18,504              (215,539)
                                                                 -----------           -----------

                           Deferred:
                                Federal                             (211,590)           (1,455,439)
                                State                               (264,847)             (398,124)
                                                                 -----------           -----------
                                                                    (476,437)           (1,853,563)
                                                                 -----------           -----------

                                                                 $  (457,933)          $(2,069,102)
                                                                 ===========           ===========

         The tax provision differs from the amount that would be calculated by applying federal statutory rates to income before income taxes due primarily to items such as the change in the deferred asset valuation allowance and reserves that are currently deductible for financial statement purposes, but deductible in future periods for income tax purposes.

         Total income tax expense (benefits) for the years ended December 31, 1997 and 1996, were allocated as follows:

                                                                                  1997                  1996
                                                                                  ----                  ----

              Income/loss from continuing operations                          $  194,069            $  (328,809)
              Loss on disposal of discontinued division                         (652,002)            (1,740,293)
                                                                              ----------            -----------
                                                                              $ (457,933)           $(2,069,102)
                                                                              ==========            ===========

         Deferred income taxes result from timing differences in the recognition of income and expense items for tax and financial reporting purposes. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996, are presented following:

                  MEDICAL & TECHNICAL RESEARCH ASSOCIATES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


9.       INCOME TAXES (continued)

                                                                                1997              1996
                                                                                ----              ----

         Deferred tax assets:
                Write-down of assets of discontinued operations held
                    for sale and related accruals                           $  138,706        $ 1,928,884
                Net operating loss carryforwards                             1,884,294            283,613
                Compensated absences, principally due to accrual
                    for financial reporting purposes                           122,273             80,802
                Property and equipment, principally due to
                    differences in depreciation                                 38,133                 --
                Unearned revenue, recognized for tax purposes                    4,172            359,059
                Other loss reserves                                            136,132             91,958
                Other                                                            6,290             40,102
                                                                            ----------        -----------
                    Total gross deferred tax assets                          2,330,000          2,784,418
                    Less valuation allowance                                        --           (835,326)
                                                                            ----------        -----------
                    Net deferred tax assets                                  2,330,000          1,949,092

                Deferred tax liabilities:
                    Property and equipment, principally due to
                        differences in depreciation                                 --            (95,529)
                                                                            ----------        -----------

                        Net deferred tax asset                              $2,330,000        $ 1,853,563
                                                                            ==========        ===========

         The valuation allowance for deferred tax assets as of December 31, 1995, amounted to $2,665,385. The changes in the valuation allowance for the years ended December 31, 1997 and 1996 were decreases of $835,326 and $1,830,059 respectively.

         As of December 31, 1997, the Company had approximately $3.7 million of Federal operating loss carryforwards available to offset future Federal taxable income and $6.0 million of Massachusetts operating loss carryforwards available to offset future Massachusetts taxable income. The Federal carryforwards expire in 2012. Of the Massachusetts carryforwards, $1.7 million expire in 1998, $700,000 expire in 2000 and $3.6 million expire in 2002.

                  MEDICAL & TECHNICAL RESEARCH ASSOCIATES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


10.      EMPLOYEE BENEFIT PLANS

         The Company maintains a 401(k) plan (the Plan) for its employees. To be eligible to participate, an employee must be 21 years of age and have completed one year of service with at least 1,000 hours. Under the Plan, the Company matches employee salary deferrals up to a predetermined level and may make additional discretionary contributions. Company contributions under this plan for the years ended December 31, 1997 and 1996 were $260,895 and $195,414 respectively. The Company also maintains pension and profit sharing plans, both of which were frozen in 1994.


11.      CONTINGENCIES

         Environmental inspections on land sold by the Company during 1997 disclosed the presence of gasoline in the soil. The Company established an escrow account in the amount of $125,000 to cover potential remediation costs. Management believes that this amount will be sufficient to obtain a level of either No Significant Risk or Downgradient Property Status, each as defined by the Massachusetts Contingency Plan. In addition, the Company has filed suit against the prior environmental site engineer seeking reimbursement for costs and damages related to this matter. Management believes that the Company has sufficient basis to prevail in this action. Due to uncertainties as to when remediation costs will be incurred, the liability has not been calculated on a discounted basis.

         The Company is involved in various legal proceedings arising out of, and incidental to, its business. Based on its review with outside counsel, management does not anticipate that any losses incurred as a result of these legal proceedings would have a materially adverse effect on the Company's financial position.


12.      RELOCATION COSTS

         In 1997, the Company moved to new facilities which better meet its growth and strategic requirements. The expenses and costs related to the relocation have been reported on a separate line item in operating expenses.

                  MEDICAL & TECHNICAL RESEARCH ASSOCIATES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


13.      DISCONTINUED OPERATIONS

         In April 1994, the Company announced a formal plan to discontinue its clinical pharmacology unit located in Brighton, Massachusetts. This plan called for the disposal of certain fixed assets, including the building which housed the operation, during fiscal year 1995, as well as the elimination of most positions at the Brighton facility. The estimated loss on the disposal of the Brighton facility was recorded in the 1994 statement of operations and amounted to $3,227,909, net of applicable income tax benefits of $545,163. The estimated loss included a provision of $1,200,341 for operating losses during the phase-out period.

         During 1995, the Company was unable to sell its Brighton facility and accordingly, updated its estimated loss on the disposal of the facility. The 1995 statement of operations included charges of $110,632, primarily for 1995 facilities-related costs of the discontinued operation in excess of the 1994 provision and $1,075,276 related to anticipated costs up to disposition of the building and the related mortgage note payable.

         The Company entered into a purchase and sale agreement during 1996 to sell the facility and accordingly, updated its estimated loss on the Brighton facility through February 28, 1997, the revised estimated date of disposal. The 1996 statement of operations includes credits of $1,740,293 related to the recognition of certain deferred tax benefits resulting from the discontinued operations, as well as charges of $45,162 related to the costs of the discontinued operations not previously accrued and $171,146 related to anticipated costs up to disposition of the building and the related mortgage note payable.

         The Company sold the Brighton facility on February 28, 1997. The 1997 statement of operations includes credits of $652,002 related to the recognition of certain deferred tax benefits resulting from the discontinued operations, as well as charges of $12,948 related to the costs of the discontinued operations not previously accrued and $6,548 related to anticipated costs up to repayment of the outstanding loan balance related to the sold facility.


14.      CONCENTRATIONS

         The Company maintained cash account balances in excess of FDIC limits with two financial institutions at December 31, 1997. Based on the size, financial strength and historic performance of the institution, management believes that risk of loss is very minimal. In addition, two customers accounted for 29% and 17%, respectively, of 1997 net revenues.

                  MEDICAL & TECHNICAL RESEARCH ASSOCIATES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


15.      STOCKHOLDERS' EQUITY

         The Company's Board of Directors authorized a 110-for-one stock split effective May 5, 1996, which resulted in the issuance of 793,520 additional shares of the Company. In conjunction with this action, the Board also approved an increase to the number of authorized shares of the Company to 1,400,000.


15.      STOCK OPTION PLAN

         During 1996 the Company adopted the 1996 Incentive and Non-Qualified Stock Option Plan which permits issuance of 599,200 shares of common stock to key employees, directors and suppliers. Under the terms of the plan, options granted may be either incentive or non-qualified stock options, and are issued at market value as of the date of the grant. The options vest over periods ranging from the date of grant to thirty-six months, and expire on the tenth anniversary of the date of grant. During 1996, the Company issued options to purchase 571,200 shares. All of these options were outstanding as of December 31, 1996, and substantially all were vested. During 1997, options to purchase 21,000 shares were canceled, resulting in total options outstanding to purchase 550,200 shares, as of December 31, 1997.

         The Company elected to account for the stock option plan under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for the stock options. Had compensation expense for the stock option plan been determined based on the fair value of the options at the grant date, consistent with the methodology prescribed under Statement of Financial Standards No. 123, "Accounting for Stock-Based Compensation," the Company's net income would have been increased by approximately $3,800 in 1997 and reduced by approximately $108,300 in 1996. The fair value of options granted in 1996 was estimated using an option pricing model with the following assumptions:

                         Risk free interest rate                    6.42%
                         Expected option lives                  10 years
                         Expected dividends                         none

         As of December 31, 1997, the exercise price for all outstanding options was $0.71 per share and the weighted average remaining contractual life of the shares outstanding was 8.45 years.

                  MEDICAL & TECHNICAL RESEARCH ASSOCIATES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


16.      CASH FLOW INFORMATION

         Interest and income taxes paid for the years ending December 31, 1997 and 1996 were as follows:

                                                                    1997                 1996
                                                                    ----                 ----

                         Interest                                $ 354,515            $ 481,063
                                                                 =========            =========

                         Income Taxes                            $  35,555            $   4,247
                                                                 =========            =========

     APPLIED ANALYTICAL INDUSTRIES, INC. AND MEDICAL AND TECHNICAL RESEARCH
                                ASSOCIATES, INC.
            Unaudited Pro Forma Condensed Consolidated Financial Data

         The following unaudited pro forma combined condensed financial data and notes are presented to show the impact on the historical financial position and results of operations of Applied Analytical Industries, Inc. ("AAI") and Medical and Technical Research Associates, Inc. ("MTRA") assuming the business combination, which has been accounted for as a pooling-of-interests, had occurred. AAI's fiscal year end is December 31. MTRA's fiscal year end is December 31.

         In the business combination, which was completed on March 16, 1999 (the "Merger Date"), each outstanding share of MTRA was exchanged for approximately .98277 shares of AAI stock. On March 16, 1999, 801,691 shares of AAI stock were issued to the prior holders of MTRA common stock. No other classes of stock were outstanding. All MTRA stock options outstanding were also converted into AAI stock options at the same exchange ratio.

         The unaudited pro forma combined condensed balance sheet at December 31, 1998 reflects the combined historical financial position of AAI and MTRA at December 31, 1998.

         The unaudited pro forma combined condensed statements of operations for the years ended December 31, 1998, 1997 and 1996 reflect the combined historical operating results of AAI and MTRA for those periods.

         The unaudited pro forma combined condensed results presented do not reflect any incremental direct costs, potential cost savings or revenue enhancements which may result form the consolidation of certain operations of AAI and MTRA. Therefore, the unaudited pro forma combined condensed statements of operations for those periods may not be indicative of the results of past or future operations. No assurance can be given with respect to the ultimate level of cost savings and/or revenue enhancements which may be realized following the consummation of the transaction.

         The unaudited pro forma combined condensed financial data are not necessarily indicative of the results that would have been obtained had the business combination occurred on the dates indicated. The unaudited pro forma combined condensed financial data should be read in conjunction with the related historical financial statements and notes thereto of AAI included in its annual report on Form 10-K and of MTRA, included elsewhere in this Current Report on Form 8-K/A.

      APPLIED ANALYTICAL INDUSTRIES, INC. AND MEDICAL & TECHNICAL RESEARCH
                                ASSOCIATES, INC.
              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                DECEMBER 31, 1998
                                 (In thousands)

                                                                            HISTORICAL
                                                                      -----------------------        PRO FORMA       AAI AND MTRA
                                                                        AAI            MTRA        ADJUSTMENTS(1)      PRO FORMA
                                                                      --------        -------      --------------      ---------

ASSETS

Current assets:
Cash and cash equivalents                                             $ 10,802        $ 1,497         $                $ 12,299
Accounts receivable                                                     22,130          3,843                            25,973
Work-in-progress                                                        15,570            165                            15,735
Prepaid and other current assets                                         5,352          2,540                             7,892
                                                                      --------        -------         ---------        --------
          Total current assets                                          53,854          8,045                 0          61,899
Property and equipment, net                                             37,600          1,203                            38,803
Goodwill and other intangibles                                          15,509              0                            15,509
Other assets                                                             2,294          1,003                             3,297
                                                                      --------        -------         ---------        --------
           Total assets                                               $109,257        $10,251         $       0        $119,508
                                                                      ========        =======         =========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current maturities of long-term debt
   and short-term debt                                                $  6,627        $   411         $                $  7,038
Accounts payable                                                         5,494          1,675                             7,169
Customer advances                                                        6,818          3,091                             9,909
Accrued wages and benefits                                               4,323          1,028                             5,351
Other accrued liabilities                                                6,579            427                             7,006
                                                                      --------        -------         ---------        --------
          Total current liabilities                                     29,841          6,632                 0          36,473
Long-term debt                                                           6,306          1,444                             7,750
Other liabilities                                                          160              0                               160
Commitments and contingencies                                               --             --                --              --
Stockholders' equity:
  Common stock                                                              16            884              (883)             17
  Paid-in capital                                                       68,687              0               883          69,570
  Retained earnings                                                      4,365          1,291                             5,656
  Accumulated other comprehensive losses                                   (53)             0                               (53)
  Stock subscriptions receivable                                           (65)             0                               (65)
                                                                      --------        -------         ---------        --------
          Total stockholders' equity                                    72,950          2,175                 0          75,125
                                                                      --------        -------         ---------        --------
          Total liabilities and stockholders' equity                  $109,257        $10,251         $       0        $119,508
                                                                      ========        =======         =========        ========

(1)  To reflect that each outstanding share of MTRA will be exchanged for
     0.98277 shares of AAI common stock. Based on MTRA shares outstanding of 815,751, AAI issued 801,691 shares to MTRA shareholders at the Merger date.

      APPLIED ANALYTICAL INDUSTRIES, INC. AND MEDICAL & TECHNICAL RESEARCH
                                ASSOCIATES, INC.
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998
                    (In thousands, except per share amounts)


                                                                     HISTORICAL                              AAI AND
                                                               ---------------------        PRO FORMA          MTRA
                                                                 AAI          MTRA         ADJUSTMENTS      PRO FORMA
                                                               -------       -------       -----------      ---------

Net sales                                                      $80,380       $17,863        $       0        $98,243
                                                               -------       -------        ---------        -------

Operating costs and expenses:
   Direct costs                                                 39,962        11,112                          51,074
   Selling                                                       8,618         1,336                           9,954
   General and administrative                                   17,536         3,947                          21,483
   Research and development                                      6,131             0                           6,131
   Unusual item                                                      0             0                               0
                                                               -------       -------        ---------        -------
                                                                72,247        16,395                0         88,642
                                                               -------       -------        ---------        -------

   Income (loss) from operations                                 8,133         1,468                0          9,601

Other income:
   Interest income, net of expense                                 239            32                             271
   Other, net                                                      198            35                             233
                                                               -------       -------        ---------        -------
                                                                   437            67                0            504
                                                               -------       -------        ---------        -------

Income (loss) before income taxes                                8,570         1,535                0         10,105
Provision (benefit) for income taxes                             2,869           697                0          3,566
                                                               -------       -------        ---------        -------
Net income (loss) from continuing operations                   $ 5,701       $   838        $       0        $ 6,539
                                                               =======       =======        =========        =======

Discontinued operations:
Income tax (expense)                                                 0             0                0              0
                                                               -------       -------        ---------        -------
Net income                                                     $ 5,701       $   838        $       0        $ 6,539
                                                               =======       =======        =========        =======

Basic earnings (loss) per share                                $  0.35                                       $  0.38
                                                               =======                                       =======
Weighted average shares outstanding - basic                     16,322                                        17,138
                                                               ========                                      =======

Diluted earnings (loss) per share                              $  0.35                                       $  0.37
                                                               =======                                       =======
Weighted average shares outstanding -  diluted                  16,417                                        17,759
                                                               =======                                       =======

      APPLIED ANALYTICAL INDUSTRIES, INC. AND MEDICAL & TECHNICAL RESEARCH
                                ASSOCIATES, INC.
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                    (In thousands, except per share amounts)


                                                                     HISTORICAL                             AAI AND
                                                                --------------------      PRO FORMA           MTRA
                                                                  AAI         MTRA     ADJUSTMENTS (1)     PRO FORMA
                                                                -------      -------   ---------------     ---------

Net sales                                                       $65,401      $14,705      $     0           $80,106
                                                                -------      -------      -------           -------

Operating costs and expenses:
   Direct costs                                                  33,378        9,290           13            42,681
   Selling                                                        8,362        1,176                          9,538
   General and administrative                                    15,207        3,436                         18,643
   Research and development                                       7,791            0                          7,791
   Unusual item                                                       0            0                              0
                                                                -------      -------      -------           -------
                                                                 64,738       13,902           13            78,653
                                                                -------      -------      -------           -------

   Income (loss) from operations                                    663          803          (13)            1,453

Other income:
   Interest income, net of expense                                  608            2                            610
   Other, net                                                       765            0           (7)              758
                                                                -------      -------      -------           -------
                                                                  1,373            2           (7)            1,368
                                                                -------      -------      -------           -------

Income (loss) before income taxes                                 2,036          805          (20)            2,821
Provision (benefit) for income taxes                                781          194         (652)              323
                                                                -------      -------      -------           -------
Net income (loss) from continuing operations                    $ 1,255      $   611      $   632           $ 2,498
                                                                =======      =======      =======           =======

Discontinued operations:
Income tax (expense)                                                  0          632         (632)                0
                                                                -------      -------      -------           -------
Net income                                                      $ 1,255      $ 1,243      $     0           $ 2,498
                                                                =======      =======      =======           =======

Basic earnings (loss) per share                                 $  0.08                                     $  0.15
                                                                =======                                     =======
Weighted average shares outstanding - basic                      16,290                                      17,091
                                                                =======                                     =======

Diluted earnings (loss) per share                               $  0.08                                     $  0.14
                                                                =======                                     =======
Weighted average shares outstanding -  diluted                   16,459                                      17,810
                                                                =======                                     =======


(1) For the year ended December 31, 1997, MTRA historical classification of discontinued operations represent continuing operations for the combined companies. All costs and tax benefits have been reclassified to ongoing operations to be consistent with the classification used by AAI. The reclassifications include tax benefits of $652, expenses related to the disposal of a facility of $7 and costs related to the closing of MTRA's clinical pharmacology unit of $13.

      APPLIED ANALYTICAL INDUSTRIES, INC. AND MEDICAL & TECHNICAL RESEARCH
                                ASSOCIATES, INC.
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                    (In thousands, except per share amounts)


                                                                      HISTORICAL                               AAI AND
                                                                 ---------------------       PRO FORMA           MTRA
                                                                   AAI          MTRA       ADJUSTMENTS (1)    PRO FORMA
                                                                 -------       -------     ---------------    ---------

Net sales                                                        $42,162       $11,566       $                 $53,728
                                                                 -------       -------       -----------       -------

Operating costs and expenses:
   Direct costs                                                   17,621         7,586                45        25,252
   Selling                                                         6,357         1,138                           7,495
   General and administrative                                      8,908         2,480                          11,388
   Research and development                                        4,216                                         4,216
   Unusual item                                                    6,600                                         6,600
                                                                 -------       -------       -----------       -------
                                                                  43,702        11,204                45        54,951
                                                                 -------       -------       -----------       -------

   Income (loss) from operations                                  (1,540)          362               (45)       (1,223)

Other income:
   Interest income, net of expense                                   511            (5)                            506
   Other, net                                                        (17)                           (171)         (188)
                                                                 -------       -------       -----------       -------
                                                                     494            (5)             (171)          318
                                                                 -------       -------       -----------       -------

Income (loss) before income taxes                                 (1,046)          357              (216)         (905)
Provision (benefit) for income taxes                               2,102          (329)           (1,740)           33
                                                                 -------       -------       -----------       -------
Net income (loss) from continuing operations                     $(3,148)      $   686       $     1,524       $  (938)
                                                                 =======       =======       ===========       =======

Discontinued operations:
Income tax (expense)                                                   0         1,524            (1,524)            0
                                                                 =======       =======       ===========       =======
Net income                                                       $(3,148)      $ 2,210       $         0       $  (938)
                                                                 =======       =======       ===========       =======

Basic earnings (loss) per share                                  $ (0.26)                                      $ (0.07)
                                                                 =======                                       =======
Weighted average shares outstanding - basic                       12,039                                        12,840
                                                                 =======                                       =======

Diluted earnings (loss) per share                                $ (0.26)                                      $ (0.07)
                                                                 =======                                       =======
Weighted average shares outstanding -  diluted                    12,039                                        13,411
                                                                 =======                                       =======

(1) For the year ended December 31, 1996, MTRA historical classification of discontinued operations Represent continuing operations for the combined companies. All costs and tax benefits have been reclassified to ongoing operations to be consistent with the classification used by AAI. The reclassifications include tax benefits of $1,740, expenses related to the disposal of a facility of $171 and costs related to the closing of MTRA's clinical pharmacology unit of $45.

              APPLIED ANALYTICAL INDUSTRIES, INC. AND MEDICAL AND
                      TECHNICAL RESEARCH ASSOCIATES, INC.
          NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED BALANCE  SHEET
              AS OF DECEMBER 31, 1998 AND STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

         The unaudited pro forma combined condensed balance sheet and statements of operations for all periods presented are based on the following adjustments and assumptions.

NOTE 1.           BASIS OF PRESENTATION

         The AAI and MTRA business combination has been accounted for as a pooling-of-interests in accordance with Accounting Principles Board Opinion No.
16. As such, no goodwill has been recorded and the operations of the companies have been combined on a historical basis and all periods are being restated to reflect such combination.

NOTE 2.           RECLASSIFICATIONS

         For the years ended December 31, 1998, 1997 and 1996, certain historical financial statement presentations have been reclassified to conform with AAI's financial statement presentation. Reclassifications include the separation of selling from other general and administrative costs and the reclassification of depreciation expense from separate presentation on the statement of operations to inclusion in other lines of the statement of operations such as cost of sales, selling, and general and administrative expenses.

NOTE 3.           DISCONTINUED OPERATIONS

         The historical presentation of discontinued operations by MTRA has been adjusted in each of the statements of operations for the years ended December 31, 1998, 1997 and 1996 to conform the presentation of operations with those of AAI. The discontinued operations previously reported by MTRA represent costs and related tax benefits associated with the closing of the clinical pharmacology unit of MTRA in Brighton, Massachusetts. The clinical pharmacology unit of MTRA would not represent a segment of the combined operations and therefore, the expenses and related tax benefits have been reclassified and included in the costs of continuing operations.

NOTE 4.           TRANSACTION COSTS

         At the Merger Date, certain costs directly related to the transaction were incurred relating to investment advisor fees, legal and accounting fees, filing fees and certain other direct costs of the transaction. The transaction was consummated on March 16, 1999 and as such, no accrual to reflect these charges has been recorded in the balance sheet or in the statement of operations for the year ended December 31, 1998. The direct costs of the transaction were approximately $1.9 million, consisting of approximately $1.1 million in investment advisor fees, $.6 million in legal, accounting and filing fees, and $.2 million in other direct expenses of the transaction.

              APPLIED ANALYTICAL INDUSTRIES, INC. AND MEDICAL AND
                      TECHNICAL RESEARCH ASSOCIATES, INC.
          NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
              AS OF DECEMBER 31, 1998 AND STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


NOTE 5.           RECONCILIATION OF CHANGE IN STOCKHOLDERS' EQUITY

         Each share of MTRA common stock was exchanged for approximately .98277 shares of common stock of AAI at the date of the merger. At the date of merger, MTRA had outstanding 815,751 shares of common stock. These shares were converted into 801,691 shares of AAI common stock. All MTRA stock options were converted into AAI stock options at the same exchange ratio.

         Reconciliation of change in Stockholders' Equity:

         Stockholders' equity as previously reported by AAI at
           December 31, 1998                                            $ 72,950

         Add: Common Stock and Paid-in-capital of MTRA
           As of December 31, 1998                                         2,175
                                                                        --------

         Pro Forma balance of Stockholders' Equity of
           AAI and MTRA combined                                        $ 75,125
                                                                        ========

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to this report to be signed on its behalf by the undersigned thereunto duly authorized.

                            APPLIED ANALYTICAL INDUSTRIES, INC.


Date:  May 29, 1999         By: /s/  EUGENE T. HALEY
                                ------------------------------------------------
                                    Eugene T. Haley
                            Executive Vice President and Chief Financial Officer

                       APPLIED ANALYTICAL INDUSTRIES, INC.
                                  EXHIBIT INDEX


EXHIBIT
NO.                                      DESCRIPTION
---                                      -----------

 2.1*                      Agreement and Plan of Merger between Applied Analytical
                           Industries Inc., Medical and Technical Research Associates, Inc.
                           and Wilmington Acquisition Corp. dated as of February 12,
                           1999, (incorporated by reference to Exhibit 2.1 to the
                           Registrant's Current Report on Form 8-K filed with the
                           Securities and Exchange Commission on March 31, 1999)

23.1                       Consent of Ernst & Young LLP

23.2                       Consent of Rogers, Suleski & Associates, LLC

--------------------------------------------------------------------------------

* Schedules and exhibits to the document have been omitted and will be supplementally provided to the Securities and Exchange Committee upon request.